September 16, 2002

Dear Australian Employees:

Attached is an Australian Supplement to the Information Statement previously provided to you in connection with Siebel Systems’ pending offer to repurchase certain employee stock options (the “Offer”). This supplement provides additional information relating to the Offer which applies to employees in Australia. If you have any questions about the attached information, or the Offer generally, please send an email to exchangeoffer@siebel.com.

Sincerely,

Siebel Systems, Inc.

AUSTRALIAN SUPPLEMENT

SIEBEL SYSTEMS, INC.
OFFER TO EXCHANGE OUTSTANDING OPTIONS
HAVING AN EXERCISE PRICE OF $40.00 PER SHARE OR MORE

SEPTEMBER 16, 2002

Investment in shares involves a degree of risk. Employees who participate in the Offer should monitor their participation and consider all risk factors relevant to the cancellation of options in exchange for cash and/or shares under the terms of the Offer. Employees should seek independent advice regarding participation in the Offer.

AUSTRALIAN SUPPLEMENT

SIEBEL SYSTEMS, INC.
OFFER TO EXCHANGE OUTSTANDING OPTIONS
HAVING AN EXERCISE PRICE OF $40.00 PER SHARE OR MORE

To our Australian Employees:

We are pleased to provide you with additional information regarding Siebel Systems, Inc.’s (“Siebel Systems”) offer to certain employees of Siebel Systems and its subsidiaries to exchange outstanding options with exercise prices equal to or greater than $40.00 per share that were granted under its equity incentive and stock option plans (the “Offer”). The terms of this Offer are fully detailed in the previously circulated information statement entitled “Offer to Exchange Outstanding Options to Purchase Common Stock Having an Exercise Price of $40.00 Per Share or More” dated August 29, 2002 (the “Information Statement”).

Many of our employees’ outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. We believe that these options may be unlikely to be exercised in the near future and have resulted in a lack of proper incentives for our employees. By making this Offer, we believe we will be able to improve employee morale by realigning our compensation programs to more closely reflect the current market and economic conditions.

This Australian Supplement to the Information Statement contains information required under Australian securities laws. Terms defined in the Information Statement have the same meaning in this Australian Supplement.

1. ADDITIONAL DOCUMENTS

Attached to this Australian supplement are copies of the following documents (the “Additional Documents”):

(a)	1998 Equity Incentive Plan (as amended on each of April 19, 1999, December 8, 2000, April 17, 2001 and October 18, 2001); and

(b)	the Australian Addendum to the 1998 Equity Incentive Plan.

The Additional Documents, together with this Australian Supplement and the Information Statement, detail the terms of the Offer and provide important information necessary to make an informed investment decision in relation to your participation in the Offer.

2. RELIANCE ON STATEMENTS

You should not rely upon any oral statements made to you in relation to this Offer. You should only rely upon the statements contained in the Information Statement, this Australian Supplement and the Additional Documents when considering whether to participate in the Offer.

3. THE CONSIDERATION BEING OFFERED IN EXCHANGE

For each Eligible Participant who elects to participate in this Offer, we will determine and issue Consideration in the manner set out in the Information Statement.

Participating employees who are paid in shares of Issued Common Stock in exchange for the cancellation of Eligible Options do not pay any cash consideration for these shares and, as such, there is no “acquisition price” of the Issued Common Stock. Rather, we will use the closing price of our Common Stock as reported on the Nasdaq National Market on the trading day immediately prior to the Issuance Date to calculate the number of shares of Issued Common Stock that will be issued in exchange for the cancellation of Eligible Options.

4. WHAT IS THE AUSTRALIAN DOLLAR EQUIVALENT OF THE MARKET PRICE ON THE DATE OF THE OFFER?

The market price (i.e., the closing price on the previous trading day) of the Issued Common Stock will be expressed in U.S. dollars. The Australian dollar equivalent of the U.S. market price will be that amount which, when converted into U.S. dollars on the relevant date, equals the U.S. market price.

For example, as of August 29, 2002, the market price of Siebel Systems Common Stock as reported on the Nasdaq National Market was US$8.63 per share. The Australian dollar equivalent of the market price on that date would be A$15.5925 per share, based on an exchange rate of A$1.00 = U.S.$0.55347 (the U.S. dollar sell rate published by an Australian bank on the previous business day).

This example is provided for informational purposes only. It is not a prediction of the Australian dollar equivalent of the closing price of Siebel Systems Common Stock on the trading day immediately prior to the Issuance Date, or the applicable exchange rate on that date.

5. HOW CAN I OBTAIN UPDATED INDICATIVE EXAMPLES OF THE CURRENT MARKET PRICE IN AUSTRALIAN DOLLARS?

Within a reasonable period following your request, we will provide you with the Australian dollar equivalent of the current market price of our Common Stock, as at the date of your request. The Australian dollar equivalent will be calculated using the U.S. dollar sell rate of exchange published by an Australian bank on the day prior to your request.

You should direct your request to:

Siebel Systems, Inc.
Attention: Siebel Option Exchange Program
E-mail: exchangeoffer@siebel.com

Sincerely,

Siebel Systems, Inc.

SIEBEL SYSTEMS, INC.

1998 EQUITY INCENTIVE PLAN

Adopted by the Board of Directors on October 28, 1998
Amended on April 19, 1999
Amended on December 8, 2000
Amended on April 17, 2001
Amended on October 18, 2001

1. PURPOSES.

     (a)  The purpose of the Plan is to provide a means by which selected Employees of and Consultants to the Company, and its Affiliates, may be given an opportunity to benefit from increases in value of the stock of the Company through the granting of (i) Nonstatutory Stock Options, (ii) stock bonuses, and (iii) rights to purchase restricted stock, all as defined below.

     (b)  The Company, by means of the Plan, seeks to retain the services of persons (other than Directors and Employees serving as Officers of the Company or its Affiliates) who are now Employees of or Consultants to the Company or its Affiliates, to secure and retain the services of new Employees and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

     (c)  The Company intends that the Stock Awards issued under the Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either (i) Nonstatutory Stock Options granted pursuant to Section 6 hereof, or (ii) stock bonuses or rights to purchase restricted stock granted pursuant to Section 7 hereof.

2. DEFINITIONS.

     (a)  "Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Rule 405 of Regulation C promulgated under the federal Securities Act of 1933.

     (b)  "Board” means the Board of Directors of the Company.

     (c)  "Code” means the Internal Revenue Code of 1986, as amended.

     (d)  "Committee” means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

     (e)  "Company” means Siebel Systems, Inc., a Delaware corporation.

     (f)  "Consultant” means any person, including an advisor, engaged by the Company or an Affiliate of the Company to render consulting services and who is compensated for such services, provided that the term “Consultant” shall not include those persons who render services as a Director.

     (g)  "Continuous Status as an Employee or Consultant” means that the service of an individual to the Company, whether as an Employee or Consultant, is not interrupted or terminated. The Board, in its sole discretion, may determine whether Continuous Status as an Employee or Consultant shall be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave; or (ii) transfers between locations of the Company or between the Company, Affiliates or their successors.

     (h)  "Director” means a member of the Board.

     (i)  "Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code.

     (j)  "Employee” means any person employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

     (k)  "Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (l)  "Fair Market Value” means, as of any date, the value of the common stock of the Company, determined as follows:

(i) If the common stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of common stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Company’s common stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the common stock, the Fair Market Value shall be determined in good faith by the Board.

     (m)  "Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option pursuant to Section 422 of the Code and the regulations promulgated thereunder.

     (n)  "Officer” means a person who is an officer of the Company within the meaning of Rule 4460(i)(1)(A) of the Rules of the National Association of Securities Dealers, Inc.

     (o) “Option” means a stock option granted pursuant to the Plan.

     (p)  "Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

     (q)  "Optionee” means an Employee or Consultant who holds an outstanding Option.

     (r)  "Plan” means this 1998 Equity Incentive Plan.

     (s)  "Stock Award” means any right granted under the Plan, including any Option, any stock bonus and any right to purchase restricted stock.

     (t)  "Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

3. ADMINISTRATION.

     (a)  The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

     (b)  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; whether a Stock Award will be a Nonstatutory Stock Option, a stock bonus, a right to purchase restricted stock, or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; and the number of shares with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or a Stock Award as provided in Section 12.

(iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

     (c)  The Board may delegate administration of the Plan to a committee composed of one or more members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

4. SHARES SUBJECT TO THE PLAN.

     (a)  Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the number of shares of stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate two hundred and forty million (240,000,000) shares of the Company’s common stock. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

     (b)  The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5. ELIGIBILITY.

     Stock Awards may be granted only to Employees or Consultants who are not (i) Officers (other than vice presidents of the Company), (ii) Directors, or (iii) then subject to Section 16 of the Exchange Act. Provided however, that the aggregate number of shares made subject to Stock Awards granted to eligible Officers cannot exceed the number necessary to preserve the treatment of the Plan as a “broadly based” plan within the meaning of Rule 4460(i)(1)(A) of the Rules of the National Association of Securities Dealers, Inc.

6. OPTION PROVISIONS.

     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

     (a)  Term. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

     (b)  Price. The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted.

     (c)  Consideration. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Board or the Committee, at the time of the grant of the Option, (A) by delivery to the Company of other common stock of the Company, (B) according to a deferred payment arrangement, except that payment of the common stock’s “par value” (as defined in the Delaware General Corporation Law) shall not be made by deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom the Option is granted or to whom the Option is transferred pursuant to subsection 6(d), or (C) in any other form of legal consideration that may be acceptable to the Board.

     In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

     (d)  Transferability. An Option shall not be transferable except by will or by the laws of descent and distribution (and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person) unless the applicable Option Agreement expressly provides for other transferability. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

     (e)  Vesting. The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

     (f) Termination of Employment or Consulting Relationship. In the event an Optionee’s Continuous Status as an Employee or Consultant terminates (other than upon the Optionee’s death or disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it as of the date of termination, unless the Option Agreement expressly provides that the Option may become exercisable for additional shares after the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionee’s Continuous Status as an Employee or Consultant (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

     An Optionee’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionee’s Continuous Status as an Employee or Consultant (other than upon the Optionee’s death or disability) would result in liability under Section 16(b) of the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an Optionee’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionee’s Continuous Status as an Employee or Consultant (other than upon the Optionee’s death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the first paragraph of this subsection 6(f), or (ii) the expiration of a period of three (3) months after the termination of the Optionee’s Continuous Status as an Employee or Consultant during which the exercise of the Option would not be in violation of such registration requirements.

     (g)  Disability of Optionee. In the event an Optionee’s Continuous Status as an Employee or Consultant terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it as of the date of termination, unless the Option Agreement expressly provides that the Option may become exercisable for additional shares after the date of termination), but only within such period of time ending on the earlier of (i) the date six (6) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

     (h)  Death of Optionee. In the event of the death of an Optionee during, or within a period specified in the Option Agreement after the termination of, the Optionee’s Continuous Status as an Employee or Consultant, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option as of the date of death) by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

7. TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK.

     Each stock bonus or restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions as appropriate:

     (a)  Purchase Price. The purchase price under each restricted stock purchase agreement shall be such amount as the Board or Committee shall determine and designate in such agreement, but in no event shall the purchase price be less than eighty-five percent (85%) of the stock’s Fair Market Value on the date such award is made. Notwithstanding the foregoing, the Board or the Committee may determine that eligible participants in the Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

     (b)  Transferability. No rights under a stock bonus or restricted stock purchase agreement shall be transferable except by will or the laws of descent and distribution, unless the applicable Stock Award Agreement expressly provides for other transferability.

     (c)  Consideration. The purchase price of stock acquired pursuant to a stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board or the Committee, according to a deferred payment or other arrangement, except that payment of the common stock’s “par value” (as defined in the Delaware General Corporation Law) shall not be made by deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board or the Committee in its discretion. Notwithstanding the foregoing, the Board or the Committee to which administration of the Plan has been delegated may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

     (d)  Vesting. Shares of stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board or the Committee.

     (e)  Termination of Employment or Consulting Relationship. In the event a participant’s Continuous Status as an Employee or Consultant terminates, the Company may repurchase or otherwise reacquire, subject to the limitations described in subsection 7(d), any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

8. COVENANTS OF THE COMPANY.

     (a) During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Stock Awards.

     (b)  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the Stock Award; provided, however, that this undertaking shall not require the Company to register under the Securities Act of 1933, as amended (the “Securities Act”) either the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

9. USE OF PROCEEDS FROM STOCK.

     Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

10. MISCELLANEOUS.

     (a)  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest pursuant to subsection 6(e) or 7(d), notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

     (b)  Neither an Employee or Consultant, nor any person to whom a Stock Award is transferred under subsection 6(d) or 7(b) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

     (c)  Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Employee, Consultant or other holder of Stock Awards any right to continue in the employ of the Company or any Affiliate (or to continue acting as a Consultant) or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without cause, or to terminate the relationship of any Consultant in accordance with the terms of that Consultant’s agreement with the Company or Affiliate to which such Consultant is providing services.

     (d)  Securities Law Compliance. The Company may require any person to whom a Stock Award is granted, or any person to whom a Stock Award is transferred pursuant to subsection 6(d) or 7(b), as a condition of exercising or acquiring stock under any Stock Award, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (2) to give written assurances satisfactory to the

Company stating that such person is acquiring the stock subject to the Stock Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may require the holder of the Stock Award to provide such other representations, written assurances or information which the Company shall determine is necessary, desirable or appropriate to comply with applicable securities and other laws as a condition of granting a Stock Award to such person or permitting the holder of the Stock Award to exercise the Stock Award. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

     (e)  Withholding. To the extent provided by the terms of a Stock Award Agreement, the person to whom a Stock Award is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under a Stock Award by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Stock Award; or (3) delivering to the Company owned and unencumbered shares of the common stock of the Company.

11. ADJUSTMENTS UPON CHANGES IN STOCK.

     (a)  If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and the maximum number of shares subject to the Plan pursuant to subsection 4(a), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Stock Awards. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

     (b)  In the event of: (1) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then to the extent permitted by applicable law: (i) any surviving corporation or an Affiliate of such surviving corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar Stock Awards for those outstanding under the Plan, or (ii) such Stock Awards shall continue in full force and effect. In the event any surviving corporation and its Affiliates refuse to assume or continue such Stock Awards, or to substitute similar Stock Awards for those outstanding under the Plan, then, with respect to Stock Awards held by persons then performing services as Employees or Consultants, the time during which such Stock Awards may be exercised shall be accelerated and the Stock Awards terminated if not exercised prior to such event.

12. AMENDMENT OF THE PLAN AND STOCK AWARDS.

     (a)  The Board at any time, and from time to time, may amend the Plan.

     (b)  The Board, in its sole discretion, may submit the Plan and/or any amendment to the Plan for stockholder approval.

     (c)  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide those eligible with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder.

     (d)  Rights and obligations under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

     (e)  The Board at any time, and from time to time, may amend the terms of any one or more Stock Award; provided, however, that the rights and obligations under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

13. TERMINATION OR SUSPENSION OF THE PLAN.

     (a)  The Board may suspend or terminate the Plan at any time. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

     (b)  Rights and obligations under any Stock Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the person to whom the Stock Award was granted.

14. EFFECTIVE DATE OF PLAN.

     The Plan shall become effective on October 28, 1998.

Australian Addendum
Siebel Systems, Inc.
1998 Equity Incentive Plan

1.	Purpose

This Addendum (the “Australian Addendum”) to the Siebel Systems, Inc. 1998 Equity Incentive Plan (“Plan”) is adopted to set out certain rules which, together with the provisions of the U.S. Plan which are not modified hereby, govern the operation of the Plan with respect to Australian-resident employees of the Company or an Australian Subsidiary. The Plan is intended to comply with the provisions of the Corporations Law, ASIC Policy Statement 49 and Class Order 00/220 issued pursuant to that Policy Statement.

2.	Definitions

Except as set out below, words beginning with a capital letter have the meaning given to them in the U.S. Plan. In the event of any conflict between these provisions and the U.S. Plan, these provisions prevail.

For the purposes of these provisions:

“ASIC” means the Australian Securities & Investments Commission;

“Australian Subsidiary” means Siebel Systems Australia Pty Limited;

“Plan” means collectively the U.S. Plan and the Australian Addendum; and

“U.S. Plan” means the Siebel Systems, Inc 1998 Equity Incentive Plan.

3.	Employees

The offer under the Plan must be extended only to offerees who at the time of the offer are full or part-time employees or directors of the Company or an Australian Subsidiary.

4.	No contribution plan or trust

The offer under the Plan must not involve a contribution plan or any offer, issue or sale being made through a trust.

5.	Offer

The offer must be in writing (offer document) and must include a copy of the rules of the Plan.

6.	Option Price

The Offer Document must specify the Australian dollar equivalent of the Option Price were the Option Price formula applied at the date of the offer. For the purpose of calculating the Option Price in Australian dollars, the Australian/U.S. exchange rate shall be calculated by reference to the relevant exchange rate published by an Australian bank on the previous business day.

7.	Purchase Price Information

The Company must, within a reasonable period of an offeree so requesting, make available to the offeree the Australian dollar equivalent of the current market price of shares in the same class as the shares to which the offer relates, and the Australian dollar equivalent of the Option Price as if the Option Price formula were applied at the date of the offeree’s request.

The current market price of a share shall be taken as the price published by the principal exchange on which the share is quoted as the final price for the previous day on which the share was traded on the stock market of that exchange.

8.	Loan or financial assistance

If the Company offers the offeree any loan or other financial assistance for the purpose of acquiring the shares to which the offer relates, the offer document must disclose the conditions, obligations and risks associated with such loan or financial assistance.

9.	Restriction on Aggregate number of Shares offered

In the case of an offer of shares for issue, the number of shares the subject of the offer (“Offer Shares”) must not exceed 5% of the total number of issued shares in that class of the Company as at the time of the offer.

In calculating the Offer Shares, the following must be counted:

(a)	the number of shares in the same class which would be issued were each outstanding offer or option to acquire unissued shares, being an offer made or option acquired pursuant to an employee share scheme extended only to employees or directors of the Company or of associated bodies corporate of the Company, to be accepted or exercised (as the case may be); and

(b)	the number of shares in the same class issued during the previous 5 years pursuant to the employee share scheme or any other employee share scheme extended only to employees or directors of the Company or of associated bodies corporate of the Company.

In calculating the Offer Shares, disregard any offer made, or option acquired or share issued by way or as a result of:

(c)	an offer to a person situated at the time of receipt of the offer outside Australia; or

(d)	an offer that was an excluded offer or invitation within the meaning of the Corporations Law as it stood prior to 13 March 2000; or

(e)	an offer that did not need disclosure to investors because of section 708 of the Corporations Law.

10.	Lodgment of offer document

A copy of the offer document (which need not contain details of the offer particular to the offeree such as the identity or entitlement of the offeree) and each accompanying document must be provided to ASIC not later than 7 days after the provision of that material to the offeree.

11.	Compliance with undertakings

The Company or an Australian Subsidiary must comply with any undertaking required to be made in the offer document, such as the undertaking to provide pricing information on request.

12.	Form of Award

Only shares of Common Stock and Options to acquire shares of Common Stock shall be awarded to Australian resident employees under the Plan.

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